Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Transocean Ltd. and Ocean Rig UDW Inc. that is made a part of the Registration Statement (Form S-4) of Transocean Ltd. for the registration of its common shares  and to the incorporation by reference therein of our reports dated March 15, 2018, with respect to the consolidated financial statements of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece

September 21, 2018